EXHIBIT 10.19

EFJ, INC. AND SUBSIDIARIES

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

The annual base salaries of the following individuals, who were executive officers of the Company during part or all of 2007 are as follows:

Michael E. Jalbert	$425,000
Jana Ahlfinger Bell	$239,500
Massoud Safavi	$325,000
Ellen O’Hara	$260,000
Steven C.Chen	$250,000
Robert C. Donohoo	$200,000